Exhibit 99.1      Press Release



PRESS RELEASE
January 26, 2004
                        For further information contact:
                                David M. Bradley
                                Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                                825 Central Avenue  PO Box 1237
                                Fort Dodge, Iowa 50501
                                515-576-7531

   NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RECORD DILUTED EARNINGS PER SHARE
                               FOR YEAR END 2003

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (Nasdaq:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned a record $3.48 diluted earnings per share for the year ended December 31, 2003, compared to diluted earnings per share of $3.37 for the year ended December 31, 2002, an increase in diluted earnings per share of 3.3%. In dollars, the Company's net income was $5,848,000 for the year ended December 31, 2003, as compared to $5,865,000 for the year ended December 31, 2002.

The Company's net income was $1,324,000, or diluted earnings per share of $0.78, for the fourth quarter of 2003, compared to net income of $1,502,000, or diluted earnings per share of $0.87 for the fourth quarter of 2002.

Total assets at December 31, 2003 were $424.0 million as compared to $403.9 million at December 31, 2002. The increase in assets consisted of an increase in loans and securities available-for-sale, offset by a decrease in interest-bearing cash. Interest-bearing cash decreased $5.9 million, or 45.3%, to $7.1 million at December 31, 2003 from $13.0 million at December 31, 2002. Loans increased by $21.8 million, or 6.4%, to $363.0 million at December 31, 2003 from $341.1 million at December 31, 2002. At December 31, 2003, net loans consisted of $171.5 million of one-to-four family loans, $69.5 million of multifamily real estate loans, $68.9 million of commercial real estate loans and $53.0 million of consumer loans. The increase in loans was due primarily to the origination of one-to-four family loans, the purchase of one-to-four family, multifamily and commercial real estate loans and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments and sales of loans. Securities available-for-sale increased $4.1 million, or 18.0%, to $27.0 million at December 31, 2003 from $22.8 million at December 31, 2002. The increase in securities available-for-sale consisted primarily of an increase in investment in mortgage-backed securities, offset in part by maturities and calls.

Deposits increased $7.0 million, or 2.5%, to $284.0 million at December 31, 2003 from $277.0 million at December 31, 2002. Other borrowed funds increased $10.0 million, or 11.7%, to $95.0 million at December 31, 2003 from $85.0 million at December 31, 2002. The increase in the deposits and borrowed funds were used in part to fund asset growth.

Nonperforming assets were 0.49% of total assets as of December 31, 2003 compared to 0.35% of total assets as of December 31, 2002. The allowance for loan losses was $3.2 million, or 0.86% of total loans, at December 31, 2003, compared to $3.1 million, or 0.90% of total loans, at December 31, 2002.

                                     -MORE-

The net interest spread of 2.91% for the quarter ended December 31, 2003 represented a decrease from the net interest spread of 3.22% for the quarter ended December 31, 2002. The net interest margin of 3.14% for the quarter ended December 31, 2003 represented a decrease from the net interest margin of 3.48% for the quarter ended December 31, 2002. Net interest income for the quarter ended December 31, 2003 was $3.2 million, compared to net interest income of $3.4 million for the quarter ended December 31, 2002.

The Company's provision for loan losses was $60,000 and $57,000 for the quarters ended December 31, 2003 and 2002, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. These factors include prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, which includes a significant amount of multi-family and commercial real estate loans, substantially all of which are purchased and are collateralized by properties located outside of the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio.

Stockholders' equity was $41.6 million at December 31, 2003, compared to $38.7 million at December 31, 2002. Stockholders' equity increased by $2.8 million primarily due to earnings and the exercise of stock options, offset in part by stock repurchases and declared dividends. Book value, or stockholders' equity per share, at December 31, 2003 was $25.92 compared to $23.62 at December 31, 2002. The ratio of stockholders' equity to total assets was 9.8% at December 31, 2003, as compared to 9.6% at December 31, 2002.

All stockholders of record on December 15, 2003, received a quarterly cash dividend of $0.21 per share on January 7, 2004. The Company has 1,604,780 shares of common stock currently outstanding.

During the year ended December 31, 2003, the Company repurchased a total of 94,700 shares or approximately 5.8% of its outstanding shares of common stock at prevailing market prices averaging $34.15 per share. Since its formation in 1996, the Company has invested a total of $46.8 million in the repurchase of 2,591,567 shares of its outstanding stock.

The Company's noninterest income was $6.6 million and $5.7 million for the years ended December 31, 2003 and 2002, respectively. The increase in noninterest income was due in part to increases in loan prepayment fees, fees associated with checking accounts, including overdraft fees, abstract fees, an increase in rent income due to the opening of a second multifamily apartment building in March, 2003 and increases in revenues from the sale of annuities and mutual funds, offset in part by decreases in revenues from the sale of insurance.

The Company's noninterest expense was $10.9 million and $9.6 million for the years ended December 31, 2003 and 2002, respectively. The increase in noninterest expense was due in part to expenses in connection with the Bank's new branch offices in Ankeny and Clive, Iowa, increases in employee benefits costs, an increase in apartment operating costs, increases in marketing costs and a general increase in other noninterest expenses.

The Company's provision for income taxes was $2.7 million and $3.0 million for the year ended December 31, 2003 and 2002, respectively. The decrease in the provision for income taxes was due to the decrease in the income before income taxes, a new recurring low income federal tax credit and a one time low-income housing Iowa income tax credit with an effect on net income of approximately $100,000, offset in part by a decrease in nontaxable income.

In April, 2003, the Bank submitted an application to establish a new branch office in Clive, Iowa. The Bank began construction of a 5,000 square foot building, which is scheduled for completion in the first quarter of 2004. The Bank opened a temporary office in the third quarter of 2003 at 2204 Woodlands Parkway, Clive, Iowa.

North Central Bancshares, Inc. serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company or the Bank does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)  December 31, 2003         December 31, 2002
                                                          -----------------         -----------------
  Assets
    Cash and cash equivalents                               $   10,019                 $   15,169
    Securities available for sale                               26,952                     22,834
    Loans (net of allowance of loan loss of $3,165 and
       $3,118, respectively)                                   362,959                    341,146
      Goodwill                                                   4,971                      4,971
      Other assets                                              19,108                     19,752
                                                            ----------                 ----------
      Total Assets                                          $  424,009                 $  403,872
                                                            ==========                 ==========
 Liabilities
    Deposits                                                $  283,964                 $  277,000
    Other borrowed funds                                        95,005                     85,026
    Other liabilities                                            3,448                      3,098
                                                            ----------                 ----------
       Total Liabilities                                       382,417                    365,124

 Stockholders' Equity                                           41,592                     38,748
                                                            ----------                 ----------

    Total Liabilities and Stockholders' Equity              $  424,009                 $  403,872
                                                            ==========                 ==========

 Stockholders' equity to total assets                             9.81%                      9.59%
                                                            ==========                 ==========

 Book value per share                                       $    25.92                 $    23.62
                                                            ==========                 ==========

 Total shares outstanding                                    1,604,780                  1,640,280
                                                            ==========                 ==========
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data

                                                         For the Three Months           For the Years
                                                           Ended December 31,         Ended December 31,
                                                           2003          2002         2003           2002
                                                         -------------------------------------------------
Interest income                                          $ 6,146       $ 6,737       $25,456       $26,965
Interest expense                                           2,969         3,387        12,342        13,911
                                                         -------       -------       -------       -------
    Net interest income                                    3,177         3,350        13,114        13,054
Provision for loan loss                                       60            57           255           383
                                                         -------       -------       -------       -------
    Net interest income after provision for loan  loss     3,117         3,293        12,859        12,671
Noninterest income                                         1,714         1,519         6,570         5,729
Noninterest expense                                        2,888         2,530        10,860         9,582
                                                         -------       -------       -------       -------
    Income before income taxes                             1,943         2,282         8,569         8,818
Income taxes                                                 619           780         2,721         2,953
                                                         -------       -------       -------       -------
    Net income                                           $ 1,324       $ 1,502       $ 5,848       $ 5,865
                                                         =======       =======       =======       =======

Basic earnings per share                                 $  0.83       $  0.92       $  3.69       $  3.58
                                                         =======       =======       =======       =======
Diluted earnings per share                               $  0.78       $  0.87       $  3.48       $  3.37
                                                         =======       =======       =======       =======

                                                               For the Three Months            For the Years
Selected Financial Ratios                                       Ended December 31,           Ended December 31,

                                                               2003           2002            2003         2002
                                                              --------------------------------------------------
Performance ratios
    Net interest spread                                        2.91%          3.22%           3.01%        3.15%
    Net interest margin                                        3.14%          3.48%           3.26%        3.44%
    Return on average assets                                   1.24%          1.48%           1.38%        1.47%
    Return on average equity                                  12.83%         15.45%          14.65%       15.57%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)                59.05%         51.95%          55.17%       51.01%